EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Circular on Form 1-A of our report dated April 15, 2024, relating to the financial statements of CaliberCos Inc and subsidiaries. We also consent to the reference to us under the heading "Experts" in such Offering Circular.

/s/ Deloitte & Touche LLP

Tempe, Arizona

December 5, 2024